Exhibit 99.2

KRAFT FOODS INC.

Offer to Exchange

All Shares of Common Stock of

CABLE HOLDCO, INC.

which are owned by Kraft Foods Inc. and will be converted into Shares of Common Stock of Ralcorp Holdings, Inc.

for

Shares of Class A Common Stock of Kraft Foods Inc.

Pursuant to the Prospectus—Offer to Exchange, dated [•], 2008

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 8:00 A.M., NEW YORK CITY TIME, ON [•], 2008, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED. SHARES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

To Our Clients:

Enclosed for your consideration are the Prospectus—Offer to Exchange dated [•], 2008 (together with any amendments or supplements thereto, the “Prospectus—Offer to Exchange”), the related Letter of Transmittal (the “Letter of Transmittal”), including instructions therefor, for tendering shares of Kraft Foods Inc. (“Kraft”) Class A common stock, no par value (“Kraft common stock”), which collectively constitute the offer by Kraft to exchange all shares of Cable Holdco, Inc. common stock, par value $0.01 per share (“Splitco common stock”), which are owned by Kraft. Immediately following the consummation of the exchange offer, Cable Holdco, Inc. (“Splitco”) will be merged with and into a special purpose merger subsidiary of Ralcorp Holdings, Inc. (“Ralcorp”) and each share of Splitco common stock will be exchanged for the right to receive one share of common stock of Ralcorp (“Ralcorp common stock”).

We are the holder of record (directly or indirectly) of shares of Kraft common stock held for your account. A tender of such shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender shares of Kraft common stock held by us for your account.

Please instruct us as to whether you wish us to tender any or all of the shares of Kraft common stock held by us for your account, upon the terms and subject to the conditions set forth in the Prospectus—Offer to Exchange.

Your attention is directed to the following:

1. Kraft is offering to exchange all shares of Splitco common stock which are owned by Kraft for shares of Kraft common stock that are validly tendered and not properly withdrawn prior to the expiration of the exchange offer. For each $1.00 of Kraft common stock accepted in the exchange offer, you will receive approximately $[•] of Splitco common stock, subject to a limit of [•] shares of Splitco common stock per share of Kraft common stock. The exchange offer does not provide for a minimum exchange ratio. IF THE UPPER LIMIT IS IN EFFECT, YOU WILL RECEIVE LESS THAN $1.[•] OF SPLITCO COMMON STOCK FOR EACH $1.00 OF KRAFT COMMON STOCK THAT YOU TENDER, AND YOU COULD RECEIVE MUCH LESS.

The value of shares of Kraft common stock and Splitco common stock will be determined by Kraft by reference to the simple arithmetic average of the daily volume–weighted average prices, or daily VWAP, of shares of Kraft common stock and shares of Ralcorp common stock, respectively, on the New York Stock Exchange on each of the last three trading days of the exchange offer period (not including the expiration date).

2. Kraft’s obligation to exchange shares of Splitco common stock for shares of Kraft common stock is subject to certain conditions, as described in the Prospectus—Offer to Exchange, which you should review in detail.

3. Shares of Kraft common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration of the exchange offer and, unless Kraft has previously accepted them pursuant to the exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer. Once Kraft accepts shares of Kraft common stock pursuant to the exchange offer, your tender is irrevocable.

4. Tendering shareholders who fail to complete and sign the Substitute Form W-9 included in the Letter of Transmittal or submit a complete IRS Form W-8BEN, as applicable, may be subject to required U.S. federal backup withholding tax applicable to the gross cash proceeds payable to such shareholder or other payee pursuant to the exchange offer.

5. Kraft will pay or cause to be paid all stock transfer taxes, if any, payable as a result of the transfer to it of any shares of Kraft common stock tendered, the exchange of shares of Splitco common stock into the right to receive shares of Ralcorp common stock and the transfer to tendering shareholders of shares of Ralcorp common stock, subject to the instructions included in the Letter of Transmittal.

The exchange offer is made solely by means of the Prospectus—Offer to Exchange and the enclosed Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of Kraft common stock in any jurisdiction in which the offer, sale or exchange is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the exchange offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the exchange offer presented does not extend to you.

If you wish to have us tender any or all of your shares of Kraft common stock, please complete, sign, detach and return to us the instruction form on the reverse side of this letter hereof. An envelope to return your instruction form to us is enclosed. If you authorize tender of your shares of Kraft common stock, all such shares will be tendered unless otherwise specified on the instruction form. Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf by the date of expiration of the exchange offer.

The exchange offer and withdrawal rights will expire at 8:00 a.m., New York City time, on [•], 2008, unless the exchange offer is extended or terminated.

Instruction Form with Respect to

KRAFT FOODS INC.

Offer to Exchange

All Shares of Common Stock of

CABLE HOLDCO, INC.

which are owned by Kraft Foods Inc. and

will be converted into Shares of Common Stock of Ralcorp Holdings, Inc.

for

Class A Common Stock of Kraft Foods Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus—Offer to Exchange dated [•], 2008 (the “Prospectus—Offer to Exchange”), the related Letter of Transmittal in connection with the offer by Kraft Foods Inc. (“Kraft”) to exchange all shares of Cable Holdco, Inc. common stock, par value $0.01 per share, which are owned by Kraft and will be converted into shares of Ralcorp Holdings, Inc. (“Ralcorp”) common stock, par value $0.01 per share, for shares of Kraft Class A common stock, no par value (“Kraft common stock”).

This instructs you to tender the number of shares of Kraft common stock indicated below (or if no number is indicated below, all shares of Kraft common stock held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Prospectus—Offer to Exchange and in the related Letter of Transmittal furnished to the undersigned.

Account Number:	SIGN HERE:

Shares of Kraft common stock to be tendered
Signature(s)

Name(s)

ODD-LOTS
☐ By checking this box, I represent that I own beneficially less than 100 shares of Kraft common stock and am tendering all my shares of Kraft common stock.	Address(es)
(Zip Code)
Dated , 2008	Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s) as applicable

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT, NOT TO THE TENDER OFFER AGENT, THE TRANSFER AGENT, THE INFORMATION AGENT, CABLE HOLDCO, INC., KRAFT FOODS INC. OR RALCORP HOLDINGS, INC.